May 18, 2018

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Majulah Investment, Inc.

File No.: 333-218806

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission May 18, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We’ve not been contacted by the successor auditor and have no basis to agree or disagree with statements pertaining to them.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas